Exhibit 10.4
American Processing Company, LLC
c/o Dolan Media Company
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
April 24, 2009
Lawrence A. Wilford
Wilford & Geske
7650 Currell Boulevard, Suite 300
Woodbury, Minnesota 55125
Re:       First Amendment to Services Agreement
Dear Larry:
Reference is made to that certain Services Agreement between Wilford & Geske, a professional association (the “Firm”) and American Processing Company, LLC (“APC”) dated February 22, 2008 (the “Services Agreement”). The purpose of this letter is to set forth our understandings and agreements regarding an amendment to Section 3.1 of the Services Agreement. Capitalized terms used, but not otherwise defined in this letter, shall have the meanings ascribed to such terms in the Services Agreement.
1.	As of the date hereof, Section 3.1(c) is hereby amended to read as follows:

“Except as otherwise provided in this Section 3.1(c), for each year during the term of this Agreement after the Initial Years, on or before the forty-fifth (45th) day prior to an Amended Fee Schedule Date (the “Amended Fee Schedule Due Date”), the Service Provider may propose to the Firm an amended Fee Schedule (an “Amended Fee Schedule”) that will be in effect for the one-year period commencing with the applicable Amended Fee Schedule Date. On or before the fifteenth (15th) day after receiving the proposed Amended Fee Schedule , the Firm may deliver to the Service Provider a notice of objection to the proposed Amended Fee Schedule (an “Objection Notice”). If no such Objection Notice is timely delivered by the Firm to the Service Provider, then that Amended Fee Schedule shall be binding on the Parties for the one-year period commencing on the applicable Amended Fee Schedule Date. If the Firm does timely deliver to the Service Provider an Objection Notice, the Firm and the Service Provider shall thereafter negotiate with each other in good faith to agree upon an Amended Fee Schedule. If the Firm and the Service Provider are unable to agree upon an Amended Fee Schedule within thirty (30) days after an Objection Notice has been given, then the existing Fee Schedule shall remain in effect and the Service Provider shall thereafter have the option of terminating this Agreement in its sole discretion in accordance with Section 9.4 hereof. Notwithstanding anything herein to the contrary, for calendar year 2014, the Service Provider may propose to the firm an Amended Fee Schedule, if any, on or before the ninetieth (90th) day prior to the Amended Fee Schedule Date for that year.

2.	Except as expressly amended in this First Amendment, the Services Agreement shall remain in full force and effect in accordance with its terms.

This First Amendment to Services Agreement (the “First Amendment”) shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This First Amendment shall be governed by the laws of the state of Minnesota, without reference to its conflict of laws principles. This First Amendment may be executed by facsimile or email transmission and in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. The Services Agreement, as amended by this First Amendment, contain the entire understanding of the parties with regard to the Services to be rendered to the Firm by APC and supersede all prior agreements, understandings or letters of intent with regard to that subject between the parties. This First Amendment shall not be amended, modified or supplemented except by a written instrument signed by both parties.
If the above terms and conditions reflect our agreement regarding the amendments to the Services Agreement, please sign this First Amendment to Services Agreement and return a fully executed original of it to me.

Very truly yours,

American Processing Company, LLC By: Dolan APC, LLC, its Managing Member

/s/ Scott J. Pollei

By: Scott J. Pollei, it Vice President
AGREED AND ACCEPTED:
Wilford & Geske, a professional association

/s/ Lawrence A. Wilford

By: Lawrence A. Wilford, its President